UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2004

Aspect Communications Corporation

(Exact name of registrant as specified in its charter)

0-18391
(Commission File Number)

California	94-2974062
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1320 Ridder Park Drive
San Jose, CA 95131
(Address of principal executive offices, with zip code)

(408) 325-2200
(Registrant’s telephone number, including area code)

     Not Applicable (Former name or former address, if changed since last report)

Item 2.02.	Results of Operations and Financial Conditions.

     (a)       On August 30, 2004, the Company will begin to present the Aspect Communications Corporation’s Company Overview Presentation in connection with a non-deal roadshow and financial conferences. A copy of the Company Overview Presentation is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference. The Company Overview Presentation includes a discussion of the Company’s historical operating results using various non-GAAP financial measures, including (i) earnings before interest, taxes, depreciation and amortization (EBITDA) and (ii) cash, cash equivalents and short-term investments, excluding short-term borrowings, long-term borrowings and convertible subordinated debentures (Net Cash). A “non-GAAP financial measure” is defined as a numerical measure of a company’s performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). Pursuant to the requirements of Regulation G, the Company has included a reconciliation of all non-GAAP financial measures in the Company Overview Presentation, and has posted this information on the Company’s website at http://www.aspect.com/ir/index.cfm.

     Management of the Company uses EBITDA in monitoring and evaluating the Company’s ongoing financial results and trends excluding these items. Management uses Net Cash to analyze the Company’s total cash position minus total debt position, which provides insight into usable cash (free of encumbrance). Management believes that viewing this usable cash position is needed from a cash use planning perspective. Management believes that analysis of each of EBITDA and Net Cash provides important insights into the Company’s operating results and trends and impacts future planning. We believe that investors should have the benefit of viewing the presentation in the same manner as management does in running our business operations. The presentation of the additional information of EBITDA and Net Cash is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Item 7.01	Regulation FD Disclosure.

     The Company Overview Presentation presented in connection with the Company’s non-deal roadshow and financial conferences is attached as Exhibit 99.1 hereto and incorporated into this Form 8-K by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Aspect Communications Corporation’s Company Overview.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspect Communications Corporation
Date: August 30, 2004	By:	/s/ Gary E. Barnett
Gary E. Barnett,
President and Chief Executive Officer

ASPECT COMMUNICATIONS CORPORATION
INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Aspect Communications Company Overview Presentation.